EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Fourth Quarter and Full Year 2024 Financial Results

Soquelitinib Atopic Dermatitis Phase 1 Clinical Trial Data From Cohorts 1-3 anticipated to be Presented in May

Initial Results From First Two Cohorts Supports Safety and Efficacy with Oral Agent and Novel Mechanism of Action

Registration Phase 3 Clinical Trial of Soquelitinib in Peripheral T Cell Lymphoma (PTCL) Enrolling with Multiple Clinical Sites Open

Conference call today at 4:30 p.m. ET / 1:30 p.m. PT

SOUTH SAN FRANCISCO, Calif., March 25, 2025 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Corvus or the Company) (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2024.

“We continue to advance our selective ITK inhibitor, soquelitinib, in a range of diseases,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “Our Phase 1 clinical trial in atopic dermatitis is nearing completion of enrollment in the third cohort at a dose level that we anticipate may be optimum based on our experience in T cell lymphomas. The results from the first two cohorts demonstrated safety and activity compared to placebo utilizing the rigorous endpoint of EASI 75 and IGA 0 or 1. Our Phase 3 registration clinical trial in peripheral T cell lymphoma (PTCL) is enrolling at multiple sites and we have recently initiated a Phase 2 trial in autoimmune lymphoproliferative syndrome (ALPS), a rare life-threatening genetic disease with multiple autoimmune manifestations. Our clinical strategy is to demonstrate the value of soquelitinib’s novel mechanism of action in both cancers and immune diseases, across multiple disease indications. This includes our planned solid tumor clinical trial, which we now anticipate initiating in the third quarter 2025.”

Business Update and Strategy

Soquelitinib (Corvus’ selective ITK inhibitor)

Soquelitinib for Immune Diseases

  On January 13, 2025, Corvus reported interim results from the first two cohorts of its randomized, placebo-controlled Phase 1 clinical trial of soquelitinib in patients with moderate to severe atopic dermatitis that demonstrated a favorable safety profile and efficacy profile. This includes significant responses in the soquelitinib treatment groups compared to placebo for clinically significant endpoints of IGA (Investigator Global Assessment) 0 or 1 and EASI (Eczema Area and Severity Index) 75. Specifically, the Company reported results from 16 patients in Cohort 1 (12 patients in the soquelitinib group receiving 100 mg orally twice per day vs. four receiving placebo) and 10 patients in Cohort 2 (seven patients in the soquelitinib group receiving 200 mg orally once per day vs. three receiving placebo) for which 28 days of treatment had been completed. For those 19 patients in the soquelitinib group, 26% achieved IGA 0 or 1 and 37% achieved EASI 75; and of the seven in the placebo group, none achieved IGA 0 or 1 or EASI 75. No significant safety issues were observed and no clinically significant laboratory abnormalities were seen.
  Corvus is nearing completion of patient enrollment in the third cohort (200 mg orally twice per day) of the trial and plans to announce additional results from the study including data from Cohorts 1, 2 and 3 in May 2025.
  The atopic dermatitis Phase 1 clinical trial is enrolling patients with moderate to severe atopic dermatitis that previously failed at least one prior topical or systemic therapy. Enrollment in the first two cohorts is complete, and the third cohort is near completion of enrollment. Each cohort covers a 28-day dosing regimen and includes 12 patients that receive soquelitinib and 4 patients that receive placebo, for a total of 16 patients in each cohort. Patients are followed for an additional 30 days after completing the 28-day course of therapy. The endpoints include safety and improvement in the Eczema Area and Severity Index (EASI) and Investigator Global Assessment (IGA). Patients and physicians are blinded to the treatment assignment.
  The Company also continues to advance its next-generation ITK inhibitor preclinical product candidates, which are designed to deliver precise T-cell modulation that is optimized for specific immunology indications.

Collaboration with National Institute of Allergy and Infectious Diseases (NIAID)

  In March, the Company initiated a Phase 2 clinical trial in patients with ALPS under a clinical research and development agreement with NIAID. The Phase 2 clinical trial (NCT06730126) is anticipated to enroll up to 30 patients aged 16 or older with confirmed ALPS based on genetic testing. Two dosing cohorts will be studied. The patients will receive soquelitinib doses of 200 mg or 400 mg twice per day for a period of up to 360 days. The primary endpoint of the trial is efficacy determined by reductions in splenomegaly (enlarged spleen) and lymph node volumes as measured by computed tomography (CT). Improvements in cytopenias will be assessed by complete blood count (CBC). Cytopenias are caused by autoantibodies (antibodies that target the body’s own cells) that may lead to destruction of red blood cells, platelets and/or neutrophils leading to anemia, thrombocytopenia or neutropenia. Improvements in cytopenias can improve quality of life and overall health, and they also serve as a valuable biomarker associated with ALPS disease activity. Secondary endpoints include safety and tolerability.

Soquelitinib for T Cell Lymphoma

  Corvus continues to enroll patients in a registrational Phase 3 clinical trial of soquelitinib in patients with relapsed PTCL at multiple clinical sites. This randomized controlled trial is anticipated to enroll a total of 150 patients with relapsed PTCL and is evaluating soquelitinib versus physicians’ choice of either belinostat or pralatrexate. The primary endpoint of the trial is progression free survival. There are no FDA fully approved agents for the treatment of relapsed PTCL and the FDA has granted soquelitinib Orphan Drug Designation for the treatment of T cell lymphoma and Fast Track designation for treatment of adult patients with relapsed or refractory peripheral T cell lymphoma after at least 2 lines of systemic therapy.
  In March, additional data from the Phase 1/1b clinical trial of soquelitinib for patients with T cell lymphoma that continued to demonstrate strong indications of anti-tumor activity was presented at the 16th Annual T-Cell Lymphoma Forum.
  Data supporting the potential of soquelitinib as a novel approach to modulate tumor immunity was published in npj Drug Discovery (part of the Nature portfolio of journals), an open access, international, peer-reviewed journal dedicated to publishing the highest quality research relevant to all aspects of drug design and discovery.

Collaboration with Kidney Cancer Research Consortium: Ciforadenant (adenosine A2a receptor inhibitor)

  Corvus is collaborating with the Kidney Cancer Research Consortium (KCRC) in a Phase 1b/2 clinical trial evaluating ciforadenant as a potential first line therapy for metastatic renal cell cancer (RCC) in combination with ipilimumab (anti-CTLA-4) and nivolumab (anti-PD-1). The efficacy endpoint for the trial is deep response rate, defined as CR plus PRs of greater than 50% tumor volume reduction. The trial is now fully enrolled (n=60) and patients are being followed.
  The Phase 1b/2 clinical trial in patients with metastatic RCC is supported by data presented at the Society for Immunotherapy of Cancer (SITC) 39th Annual Meeting highlighting the potential of ciforadenant to overcome immunotherapy resistance in metastatic castration resistant prostate cancer. The data was presented in an oral session and was selected as a top 100 abstract. This work was recently published in January in the journal Nature 637:1207, 2025.

Partner Led Program: Mupadolimab (anti-CD73)

  Angel Pharmaceuticals, Corvus’ partner in China, continues to monitor patients in an expansion cohort of its Phase 1/1b clinical trial of mupadolimab in patients with relapsed non-small cell lung cancer (NSCLC).

Financial Results
As of December 31, 2024, Corvus had cash, cash equivalents and marketable securities of $52.0 million as compared to $27.1 million as of December 31, 2023. During the year ended December 31, 2024, the Company completed a registered direct offering in which it sold shares of common stock, pre-funded warrants and common warrants, generating $30.3 million in net proceeds. During the quarter ended December 31, 2024, two holders of 5,311,198 common stock warrants early exercised all of their warrants in advance of the June 30, 2025 expiration date, resulting in cash proceeds to the Company of approximately $18.6 million. Based on its current plans, Corvus expects its cash to fund operations into the first quarter of 2026.

Research and development expenses for the three months and full year ended December 31, 2024 totaled $6.0 million and $19.4 million, respectively, compared to $4.0 million and $16.5 million for the same periods in 2023. For the full year 2024, the increase of approximately $2.9 million was primarily due to higher clinical trial costs associated with the development of soquelitinib.

The net loss for the three months ended December 31, 2024 was $12.1 million compared to a net loss of $6.7 million for the same period in 2023. Total stock compensation expense for the three months ended December 31, 2024 was $0.8 million compared to $0.6 million for the same period in 2023 and the non-cash loss from Corvus’ equity method investment in Angel Pharmaceuticals was $2.2 million for the three months ended December 31, 2024 compared to a loss of $1.4 million for the same period in 2023. In addition, the Company recorded a non-cash loss of $2.3 million related to an increase in the fair value of its warrant liability during the three months ended December 31, 2024. The Company issued approximately 17.1 million common stock warrants in its May 2024 registered direct offering with an exercise price of $3.50 per common stock warrant. After the early exercise of 5,311,198 common warrants during the three months ended December 31, 2024, 11,778,238 common stock warrants remain outstanding. The common stock warrants expire on June 30, 2025.

Conference Call Details
Corvus will host a conference call and webcast today, Tuesday, March 25, 2025, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the fourth quarter and full year 2024 financial results. The conference call can be accessed by dialing 1-800-717-1738 (toll-free domestic) or 1-646-307-1865 (international) or by clicking on this link for instant telephone access to the event. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus’ website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company pioneering the development of ITK inhibition as a new approach to immunotherapy for a broad range of cancer and immune diseases. The Company’s lead product candidate is soquelitinib, an investigational, oral, small molecule drug that selectively inhibits ITK. Its other clinical-stage candidates are being developed for a variety of cancer indications. For more information, visit www.corvuspharma.com.

About Soquelitinib
Soquelitinib (formerly CPI-818) is an investigational small molecule drug given orally designed to selectively inhibit ITK (interleukin-2-inducible T cell kinase), an enzyme that is expressed predominantly in T cells and plays a role in T cell and natural killer (NK) cell immune function. Soquelitinib has been shown to affect T cell differentiation and induce the generation of Th1 helper cells while blocking the development of both Th2 and Th17 cells and production of their secreted cytokines. Th1 T cells are required for immunity to tumors, viral infections and other infectious diseases. Th2 and Th17 helper T cells are involved in the pathogenesis of many autoimmune and allergic diseases. The Company believes the inhibition of specific molecular targets in T cells may be of therapeutic benefit for patients with cancers, including solid tumors, and in patients with autoimmune and allergic diseases. Recent studies have demonstrated that ITK controls a switch between the differentiation of Th17 proinflammatory cells and T regulatory suppressor cells. Inhibition of ITK leads to a shift toward T regulatory cell differentiation which has the potential to suppress autoimmune and inflammatory reactions. Based on interim results from a Phase 1/1b clinical trial in patients with refractory T cell lymphomas, which demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies, the Company has initiated a registrational Phase 3 clinical trial (NCT06561048) of soquelitinib in patients with relapsed PTCL. Soquelitinib is also now being investigated in a randomized placebo-controlled phase 1 clinical trial in patients with atopic dermatitis. A recent publication describing the chemistry, enzymology and biology of soquelitinib appeared in npj Drug Discovery in December 2024 and is available online at the Nature website and on the Publications and Presentations page of the Corvus website.

About Peripheral T Cell Lymphoma
Peripheral T cell lymphoma is a heterogeneous group of malignancies accounting for about 10% of non-Hodgkin’s lymphomas (NHL) in Western populations, reaching 20% to 25% of NHL in some parts of Asia and South America. The most common subtypes are PTCL-not otherwise specified (PTCL-NOS) and T follicular helper cell lymphoma. First line treatment for these diseases is typically combination chemotherapy; however, approximately 75% of patients either do not respond or relapse within the first two years. Patients in relapse are treated with various chemotherapy agents but have poor overall outcomes with median progression-free survival in the three to four month range and overall median survival of six to 12 months. There are no approved drugs in relapsed PTCL based on randomized trials.

PTCL is a disease of mature helper T cells that express ITK, often containing numerous genetic mutations and frequently associated with viral infection. Most often the malignant cells of PTCL express a Th2 phenotype.

About Atopic Dermatitis
Atopic dermatitis, also called eczema, is a chronic disease that can cause inflammation, redness, scaly patches, blisters and irritation of the skin. It affects up to 20% of children and up to 10% of adults, and treatments include topical therapies, oral therapies and systemic injectable biologic therapies. It is frequently associated with other allergic disorders such as food allergies and asthma. Atopic dermatitis, like asthma and allergy, involves the participation of Th2 lymphocytes which secrete cytokines that result in inflammation. Soquelitinib has been shown in preclinical studies to inhibit cytokine production from Th2 lymphocytes.

About Autoimmune Lymphoproliferative Syndrome (ALPS)
ALPS is a rare genetic disease affecting children that manifests with lymphadenopathy, splenomegaly, cytopenias (low blood counts), proteinuria and autoimmunity. The disease is caused by a mutation in the Fas gene, which provides instructions for making a signaling protein involved in the induction of apoptosis. The mutation results in immune dysregulation due to abnormally high levels of “double negative” T cells (CD4 and CD8 double negative), which infiltrate the blood, spleen and lymphoid tissues. Fas signaling is regulated by ITK and T cell receptor signaling and patients with ALPS have an imbalance in this regulation resulting in a failure of T cells to undergo apoptosis and an accumulation of abnormal T cells.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine to immune cells present in the tumor microenvironment. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2a receptor present on immune cells and block their activity. Ciforadenant has been shown to block the immunosuppressive effects of myeloid cells present in tumors and preclinical studies published in 2018 demonstrated synergy with combinations of anti PD1 and anti-CTLA4 antibodies.

About Mupadolimab
Mupadolimab (CPI-006) is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. Unlike certain other anti-CD73 antibodies and small molecules in development for treatment of cancer, which react with a different region of CD73, Mupadolimab is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine. Mupadolimab is being studied in combination with pembrolizumab in a Phase 1b/2 clinical trial in patients with advanced head and neck cancers and in patients with NSCLC that have failed chemotherapy and anti-PD(L)1 therapy. It is postulated that the activation of B cells will enhance immunity within the tumors of these patients, leading to improved clinical outcomes.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with Corvus and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – soquelitinib, ciforadenant and mupadolimab – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus currently has a 49.7% equity stake in Angel Pharmaceuticals excluding 7% of Angel’s equity reserved for issuance under the Angel ESOP, and Corvus has designated three individuals on Angel’s five-person Board of Directors. For more information, visit www.angelpharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of the Company’s product candidates; the potential use of soquelitinib to treat a variety of hematological cancers and autoimmune diseases; the potential of ciforadenant to overcome immunotherapy resistance in metastatic castration resistant prostate cancer; the potential of ITK inhibition to provide a new oral treatment option for atopic dermatitis; the Company’s ability and its partners’ ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, as well as the timing thereof; clinical strategy and the design of clinical trials, including the timeline for initiation, target or expected number of patients to be enrolled, dose levels, expected number of sites and other product development milestones; the availability and timing of clinical and preclinical data announcements and clinical readouts, including additional interim data from the Phase 1 clinical trial for atopic dermatitis with soquelitinib; and the amount of net cash to fund operations into the first quarter of 2026. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on or about the date hereof, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of soquelitinib and its other product candidates; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials and release data from such studies and clinical trials; the results of preclinical studies and interim data from clinical trials not being predictive of future results; the Company’s ability to enroll sufficient numbers of patients in its clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the cash on hand providing funding into the first quarter of 2026 and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the fourth quarter and year ended December 31, 2024 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Operating expenses:
Research and development	$5,974	$3,999	$19,385	$16,526
General and administrative	2,131	1,652	8,163	6,881
Total operating expenses	8,105	5,651	27,548	23,407
Loss from operations	(8,105)	(5,651)	(27,548)	(23,407)
Interest income and other expense, net	512	380	1,824	1,584
Gain from sale of property and equipment	1	—	5	—
Change in fair value of warrant liability	(2,347)	—	(33,377)	—
Sublease income - related party	—	22	—	78
Loss from equity method investment	(2,174)	(1,404)	(3,197)	(5,284)
Net loss	$(12,113)	$(6,653)	$(62,293)	$(27,029)
Net loss per share, basic and diluted	$(0.18)	$(0.14)	$(1.02)	$(0.56)
Shares used to compute net loss per share, basic and diluted	68,347,016	49,038,582	60,985,165	48,025,274

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2024	2023

Assets
Cash, cash equivalents and marketable securities	$51,964	$27,149
Operating lease right-of-use asset	1,177	1,149
Other assets	3,226	1,132
Investment in Angel Pharmaceuticals	12,540	16,123
Total assets	$68,907	$45,553
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$6,307	$5,495
Operating lease liability	1,122	1,374
Warrant liability	28,910	—
Stockholders' equity	32,568	38,684
Total liabilities and stockholders' equity	$68,907	$45,553

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com